UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 1, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)
California
(State or Other Jurisdiction of Incorporation)
001-36747	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

13170 Telfair Avenue Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EYES	NASDAQ
Warrants	EYESW	NASDAQ

Item 8.01	Other Events

On June 1, 2021, the Company received a summons from Pixium Vision SA relating to a suit filed in the Commercial Court of Paris.  The summons claims that the Company violated the Memorandum of Understanding (“MOU”) between the parties dated January 5, 2021, and requires an appearance before the Court in Paris on October 21, 2021. Pixium claims damages aggregating €5,217,660 or approximately USD $6,365,545, plus court and other costs.  On April 5, the Company delivered $1 million in liquidated damages to Pixium as contemplated within the MOU.  Pixium asserts that the Company has violated its commitments under the MOU in bad faith by invoking the termination clause in order to limit damages due to Pixium to the $1 million amount in disregard of MOU provisions which provide for payment of damages to the injured party.  Pixium seeks to have the Court order that the MOU termination results from the exclusive fault of the Company and that the Court grant to Pixium “full payment of damages”.  The Company believes that it owes nothing further to Pixium under the MOU, and it intends vigorously to defend against these claims. The Company cannot predict the outcome of this dispute at this early stage, however the cost to the Company of this Paris, France-based litigation or other proceeding, regardless of its merit, could consume a material portion of our managerial and financial resources, and even if resolved in our favor, could result in material harm to our business, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2021

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Scott Dunbar
By: Scott Dunbar
Acting Chief Executive Officer

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